Exhibit 99.1

Investor Relations Contact:

Public Relations Contact:

Stephanie Prince / Jody Burfening

pr@hipcricket.com

LHA

(212) 838-3777

sprince@lhai.com or ir@augme.com

Augme Technologies Completes Restructuring and Announces Promotion of Key Executives

Ivan Braiker Named Chief Executive Officer

Todd Wilson Named Chairman of the Board and Corporate Secretary

NEW YORK, NY – February 25, 2013 – Augme® Technologies, Inc. (OTCBB: AUGT) ("Augme") and its wholly owned subsidiary, Hipcricket®, Inc. (“Hipcricket”) (collectively "the Company"), a technology and services leader in mobile marketing and advertising, today announced that Ivan Braiker has been appointed as the Company's Chief Executive Officer effective March 1, 2013. Mr. Braiker is currently the Company's President and also serves on its Board of Directors, and was founder of Hipcricket.  Mr. Braiker replaces Robert F. Hussey as CEO.  Mr. Hussey will also be resigning as a director.

“With Augme refocused on growing our Hipcricket business, it is time to hand the reins to the mobile marketing and advertising leader in the organization – Ivan Braiker.  Ivan is an enthusiastic champion of the burgeoning mobile opportunity and the driving force behind the Company’s rapid revenue growth. As a pioneer in mobile solutions with an industry-leading 250,000 campaign count, we believe that Hipcricket is poised to build on its leadership position,” said Todd Wilson, who is assuming the role of Chairman of the Board and Corporate Secretary of Augme Technologies effective March 1, 2013.

"Bob Hussey stepped in as Interim CEO, in September 2012, at a critical juncture in Augme’s history, and in six months time he reset the Company’s strategic priorities, completed two important capital raises totaling over $13 million and implemented a cost reduction plan which has helped establish a strong foundation for the Company to fully realize the value of the Hipcricket brand, thereby making progress toward achieving operating cash flow breakeven. On behalf of the Board of Directors, I would like to thank Bob for the many contributions he made toward improving Augme’s overall business model and financial health,” Wilson added.

“I am excited that the Board has asked me to lead Augme into the next phase of our company’s growth.  I intend to continue the focus on driving our core business toward operating profitability and providing the innovative solutions we are well known for. Finally, I know everyone at Augme wants to thank Bob Hussey for his leadership contributions over the past nine months,“ stated Mr. Braiker.

Mr. Braiker (61) has over 30 years’ experience in broadcast media and has a reputation for leadership that has earned him the respect of the entire industry. He is a co-founder of Hipcricket Inc. and served as its Chief Executive Officer from August 2004 until its merger with Augme in August 2011. Hipcricket was twice named a pioneer by CTIA – The Wireless Association and has been called “The Preferred Provider Of High Impact Mobile Marketing Solutions In The United States” by a leading industry analyst firm. Mr. Braiker was also formerly the co-founder and president of the Satellite Music Network where he pioneered 24 hour a day programming. In addition, he founded Olympic Broadcasting, which became a NASDAQ publicly traded company, introducing innovative new music formats and creating iconic brands. He is a frequent speaker at many advertising and media events, including conferences held by the National Association of Broadcasters and Radio Advertising Bureau. Mr. Braiker also serves on the Board of Directors of Abacast, Inc., Vega Performance Marketing, and Studio One.

Mr. Wilson (41) brings more than 15 years of experience as an investor, board member and advisor to middle-market companies.  He currently serves as a Partner at Crane Street Capital, a California-based investment firm focusing on late stage private companies.  From July 2010 to September 2011, Mr. Wilson held the position of Managing Director for the Office of Small Business Services for the City of Los Angeles, where he was responsible for leading the City's efforts to assist small business owners and entrepreneurs.   From July 2002 to December 2009 he served as a Principal in the private equity group at American Capital, Ltd.  During his tenure as an equity investor, Wilson worked closely with companies to maximize shareholder value and provide significant returns on corporate investments. Mr. Wilson also served as an investment banker at Merrill Lynch and Montgomery Securities prior to his career in private equity.   Mr. Wilson, who holds an undergraduate degree from The Wharton School of Business and an MBA from the Fuqua School of Business at Duke University.

About Augme Technologies, Inc.

Augme® Technologies, Inc. (OTCBB: AUGT) provides mobile marketing and advertising solutions and services to leading consumer and healthcare brands. Selling its products and services under the Hipcricket brand, Augme's platform has provided measurable successes in over 250,000 campaigns for its clients, which include many of America's brand-name leaders (e.g., Macy's, MillerCoors and Clear Channel) in a variety of industries, along with their agencies.

Augme's offerings allow marketers, brands, and agencies to plan, create, test, deploy, and track mobile marketing programs across every mobile channel, including SMS, MMS, 2D/QR codes, mobile websites, advertising networks, social media and branded apps. Augme's AD LIFE® platform facilitates consumer brand interaction and the ability to track and analyze campaign results. Using its own patented device-detection and proprietary mobile content adaptation software, AD LIFE® solves the mobile marketing industry problem of disparate operating systems, device types, and on-screen mobile content rendering. Augme also provides business-to-consumer solutions, including national mobile couponing campaigns, strategic mobile healthcare tools, custom mobile application development, and consumer data tracking and analytics. In addition to AD LIFE®, Augme in 2011 acquired the assets of Hipcricket, Inc. and JAGTAG, Inc. and licenses the digital broadcast platform BOOMBOX®. Augme is headquartered in New York City, with operations in Seattle, Atlanta, Dallas, Los Angeles, San Francisco, Chicago, Miami and Tucson. For more information visit www.augme.com or www.hipcricket.com.

Augme Technologies™, Hipcricket®, Augme®, AD LIFE®, BOOMBOX®, AD SERVE® and the Augme logo are trademarks of Augme Technologies, Inc. All rights reserved. 2009-13.

Forward-Looking Statements

This release includes forward-looking statements. All statements regarding the expected results of our restructuring and our expected future financial position, including management's revenue guidance, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," " and other similar expressions are forward-looking statements. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. Factors that may cause actual results to differ materially from those in the forward-looking statements include those set forth in Augme's Form 10-K for the year ended February 29, 2012 and more recent reports and registration statements filed with the SEC. Augme Technologies, Inc. is under no obligation (and expressly disclaims any such obligation) to update or alter such forward-looking statements, whether as a result of new information, future events or otherwise.